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FIRST SUPPLEMENTAL INDENTURE
August 14, 2012
BY AND BETWEEN
CPM HOLDINGS, INC.
AND
WILMINGTON TRUST, NATIONAL ASSOCIATION,
AS TRUSTEE
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10 5/8% SENIOR SECURED NOTES DUE 2014
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FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of August 14, 2012, by and between CPM Holdings, Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB; “Wilmington”), as trustee (the “Trustee”).

RECITALS OF THE COMPANY
A.The Company has heretofore executed and delivered to the Trustee an Indenture dated as of August 18, 2009 (the “Indenture”), by and among the Company, the guarantors party thereto (the “Subsidiary Guarantors”), Wilmington, as collateral agent, and the Trustee, pursuant to which the Company issued $200,000,000 aggregate principal amount of its 10 5/8% Senior Secured Notes due 2014 (the “Notes”).
B.The Company has offered to purchase for cash any and all outstanding Notes pursuant to the Offer to Purchase and Consent Solicitation Statement dated July 31, 2012, as amended or supplemented from time to time (the “Tender Offer”).
C.In connection with the Tender Offer, the Company has requested that Holders of the Notes deliver their consents with respect to amendments to certain provisions of the Indenture.
D.Section 9.02 of the Indenture provides that, subject to certain exceptions inapplicable hereto, the Company and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer for the Notes).
E.The Holders of a majority in aggregate principal amount of the Notes outstanding have duly consented to the proposed amendments set forth in this First Supplemental Indenture in accordance with Section 9.02 of the Indenture.
F.The Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) one or more board resolutions authorizing the execution of this First Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding recital and (iii) the Officers' Certificate and the Opinion of Counsel described in Sections 9.06 and 13.04 of the Indenture.
G.All conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make this First Supplemental Indenture valid and binding have been complied with or have been done or performed.
NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:
It is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I
AMENDMENT OF INDENTURE
Section 1.1    Amendments.
Subject to Section 2.1, the Indenture is hereby amended by deleting in their entireties paragraphs (c), (d) and (e) of Section 4.03 and Sections 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 5.01(a)(3), 5.01(a)(4), 6.01(3), 6.01(4), 6.01(5), 6.01(6), 6.01(7), 6.01(9) and 6.01(10) of the Indenture and replacing such sections with “[Intentionally Omitted.]”. None of the Company, any Subsidiary Guarantor, the Trustee, the Collateral Agent or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such sections, and such sections shall not be considered in determining whether an Event of Default has occurred or whether the Company or any Subsidiary Guarantor has observed, performed or complied with the provisions of the Indenture.
Section 1.2    Amendments to Definitions and Section References.
(a)     Subject to Section 2.1, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references have been eliminated as a result of the amendments to the Indenture pursuant to Section 1.1.
(b)     Subject to Section 2.1, the Indenture is hereby amended by deleting therefrom any references to Sections of the Indenture which have been deleted as a result of the amendments to the Indenture pursuant to Section 1.1 and replacing such references with “[Intentionally Omitted.]”.
ARTICLE II
MISCELLANEOUS PROVISIONS
Section 2.1    Effect of First Supplemental Indenture.
The provisions of this First Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this First Supplemental Indenture shall become operative only upon the purchase by the Company, pursuant to the Tender Offer, of at least a majority in aggregate principal amount of the outstanding Notes, with the result that the amendments to the Indenture effected by this First Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur. The Company shall notify the Trustee in writing promptly after the occurrence of such purchase or promptly after the Company shall determine that such purchase will not occur and such notice shall state the date that this First Supplemental Indenture becomes operative (if applicable). Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this First Supplemental Indenture shall control.
Section 2.2    Capitalized Terms.
Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2.3    Successors.
All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 2.4    Separability Clause.

In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 2.5    Governing Law.
This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of this First Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.
Section 2.6    Counterparts.
This First Supplemental Indenture may be signed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
Section 2.7    Interpretation.
The recitals contained herein shall be taken as the statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or the proper authorization or the due execution thereof by the Company. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture applicable to it, whether or not elsewhere herein so provided.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

CPM HOLDINGS, INC.

By: /s/ Douglas Ostrich
Name: Douglas Ostrich
Title: Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Trustee

By: /s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President